Exhibit 99.1

News Release

Ecolab Inc.

1 Ecolab Place,

St. Paul, Minnesota  55102

FOR IMMEDIATE RELEASE
Michael J. Monahan (651) 250-2809
Andrew C. Hedberg (651) 250-2185

ECOLAB SECOND QUARTER REPORTED DILUTED EPS $1.20

ADJUSTED DILUTED EPS $1.27, +13%

FULL YEAR 2018 ADJUSTED DILUTED EPS FORECAST $5.30 TO $5.50 +13%-18%

Announces initiative to streamline organization and improve efficiency

SECOND QUARTER HIGHLIGHTS:

•	Reported diluted EPS $1.20, +20%.
•	Adjusted diluted EPS $1.27, +13%, excluding special gains and charges and discrete tax items.
•	Reported sales +7%. Acquisition adjusted fixed currency sales +5% with solid growth in all segments.
•	Strong sales gains, pricing, new product innovation and cost savings more than offset higher delivered product costs and investments in the business. Lower taxes also benefited the adjusted EPS gain.

2018 FORECAST:

•

2018 adjusted diluted EPS forecast remains  $5.30 to $5.50, +13% to 18%, as improving volume and pricing growth in all segments are expected to more than offset higher delivered product costs to drive the strong earnings gain.

EFFICIENCY INITIATIVE ANNOUNCED:

•	Expected to realize $200 million of run rate cost savings by 2021.

	Second Quarter Ended June 30
	Reported			Adjusted *
(unaudited)	Public Currency Rates		%	Public Currency Rates		%
(millions, except per share)	2018	2017	Change	2018	2017	Change
Net sales	$ 3,689.6	$ 3,460.0	7%	$ 3,689.6	$ 3,460.0	7%
Operating income	494.6	419.6	18%	506.6	480.8	5%
Net income attributable to Ecolab	351.3	294.8	19%	372.3	330.7	13%
Diluted earnings per share	$ 1.20	$ 1.00	20%	$ 1.27	$ 1.12	13%

				Adjusted *
	Fixed Currency Rates *		%	Fixed Currency Rates		%
	2018	2017	Change	2018	2017	Change
Net sales	$ 3,736.4	$ 3,585.4	4%	$ 3,736.4	$ 3,585.4	4%
Operating income	500.9	435.8	15%	512.9	497.0	3%

* See “Non-GAAP Financial Information” section of this release for further discussion

ST. PAUL, Minn., July 31, 2018:  New business gains, better pricing, product innovation and cost efficiencies more than offset higher delivered product costs and investments in the business, and along with a lower tax rate, yielded a 13% increase in second quarter 2018 adjusted diluted earnings per share.

CEO comment

Commenting on the quarter, Douglas M. Baker, Jr., Ecolab’s chairman and chief executive officer said, "Our business continues to improve.  We achieved another solid quarter, as strong sales actions and accelerated pricing drove top line growth, delivering 5% acquisition adjusted fixed currency growth.  These attractive gains, along with cost efficiencies and a reduced tax rate, more than offset continued rising delivered product costs and yielded the 13% adjusted earnings per share growth.

"We expect these strong trends to continue in the second half, where we anticipate fixed currency sales and margins to continue to strengthen and deliver strong earnings per share growth.  As our pricing and volumes continue to accelerate, we expect to fully offset the higher delivered product costs and unfavorable currency exchange that have developed since our first quarter earnings report. This should drive margin leverage versus last year, demonstrating the strength of our innovation and the value our products and services create for our customers.

“In addition, following the last several years’ investments in enterprise systems and technology platforms, we are undertaking a program to deliver $200 million of SG&A savings by 2021.  This program leverages our more than $600 million investment in technology, and will streamline our organization, reduce complexity and improve our business processes to help drive our future growth and margin expansion.  Internal teams will work through the balance of this year to develop final plans for our global business structure and resource improvement. This program will give us another important set of tools in addition to pricing to protect and expand margins in an environment where we expect cost inflation to remain a headwind for the foreseeable future. These efforts will be the primary focus of and source for our cost savings activities over the next several years as we reallocate our resources to pursuing them.

"We continue to expect strong results for the full year 2018 as we work to deliver attractive sales and earnings per share growth across all segments while also investing for better growth in our future. We have enhanced our industry leadership positions, building on our product and service strengths, to improve customer results.  We are also rapidly developing our digital platforms that will bring our customers new insights and predictivity to their operations, as well as improve our service levels for them.  We are excited about our opportunities, both over the near and long term, and are determined to continue delivering superior shareholder value.”

Adoption of New Accounting Standards

Beginning in 2018, Ecolab adopted the new FASB revenue recognition and pension accounting standards. We reclassified certain costs, primarily compensation, from selling, general, and administrative (SG&A) expenses to cost of sales (COS), to align with the costs of providing newly classified service revenue upon adoption of the new revenue standard. Adoption of the new revenue recognition standard reduced 2017 adjusted diluted earnings per share by $0.01.

We also adopted the new pension accounting standard beginning in 2018, recording the employee compensation cost of pension expense (the service component) in COS and SG&A, while all other non-service components of pension income are recorded below operating income in other (income)/expense.  We adopted the new standards retrospectively and revised the 2016 and 2017 financial information to reflect the adoption of the standards.

Second Quarter 2018 Consolidated Results

Ecolab's second quarter reported sales increased 7% and fixed currency sales increased 4%. Acquisition and divestiture adjusted fixed currency sales increased 5% when compared to the prior year.

Second quarter 2018 reported operating income increased 18%, fixed currency operating income increased 15%, and adjusted and acquisition adjusted fixed currency operating income both increased 3%.  Pricing, volume growth and cost savings initiatives more than offset the impact of higher delivered product costs and investments in the business during the quarter.

Other income, which primarily consists of the return on pension assets and other costs of our pension obligations,  increased 17% reflecting our expected return on increased pension assets.

Reported net interest expense decreased in the quarter primarily reflecting lower interest rate debt.

The reported income tax rate for the second quarter of 2018 was 22.8% compared with the reported rate of 21.4% in the second quarter of 2017.  Excluding special gains and charges and discrete tax items, the adjusted tax rate was 20.3% in the second quarter of 2018 compared with 24.2% for the same period last year. The decrease in our adjusted tax rate was primarily driven by changes in the U.S. tax law and global tax planning strategies.

Second quarter 2018 reported net income attributable to Ecolab increased 19%. Excluding the impact of special gains and charges and discrete tax items, adjusted net income attributable to Ecolab increased 13%.

Diluted earnings per share increased 20%. Adjusted diluted earnings per share rose  13% when compared against second quarter 2017. Currency translation had a $0.03 favorable impact on second quarter 2018 adjusted diluted earnings per share.

Ecolab did not engage in open market repurchases of its common stock during the second quarter of 2018.

Second Quarter 2018 Segment Review

Global Industrial

(unaudited)	Second Quarter Ended June 30			Acq. Adj.
(millions)	2018	2017	% Change	% Change

Fixed currency
Sales	$ 1,348.4	$ 1,267.0	6%	5%
Operating income	173.1	176.4	(2)%	(2)%
Operating income margin	12.8%	13.9%
Acq. adj. operating income margin	13.0%	14.0%

Public currency
Sales	$ 1,327.2	$ 1,208.7	10%
Operating income	170.3	167.7	2%

Global Industrial acquisition adjusted fixed currency sales rose 5% led by Water, Food & Beverage and Life Sciences. All regions showed good sales growth. Acquisition adjusted fixed currency operating income decreased 2%  as improved pricing and sales volume gains were more than offset by higher delivered product costs and investments in the business.

Global Institutional

(unaudited)	Second Quarter Ended June 30			Acq. Adj.
(millions)	2018	2017	% Change	% Change

Fixed currency
Sales	$ 1,311.7	$ 1,262.8	4%	3%
Operating income	252.0	257.1	(2)%	(2)%
Operating income margin	19.2%	20.4%
Acq. adj. operating income margin	19.3%	20.4%

Public currency
Sales	$ 1,296.7	$ 1,217.7	6%
Operating income	249.8	251.4	(1)%

Global Institutional acquisition adjusted fixed currency sales grew 3% led by Specialty. Sales for the segment showed good growth in North America and Asia Pacific. Acquisition adjusted fixed currency operating income declined 2%  as pricing and sales volume gains were more than offset by investments in the business and higher delivered product costs.

Global Energy

(unaudited)	Second Quarter Ended June 30			Acq. Adj.
(millions)	2018	2017	% Change	% Change

Fixed currency
Sales	$ 854.0	$ 813.4	5%	6%
Operating income	91.4	72.1	27%	29%
Operating income margin	10.7%	8.9%
Acq. adj. operating income margin	10.8%	8.9%

Public currency
Sales	$ 845.2	$ 797.4	6%
Operating income	90.0	69.7	29%

Global Energy acquisition adjusted fixed currency sales increased 6%  reflecting strong growth in the well stimulation business and moderate gains in production and downstream. Acquisition adjusted fixed currency operating income increased 29% as higher delivered product costs were more than offset by volume gains, pricing, a favorable product mix and a relatively favorable comparison to the year ago period; underlying operating income growth is trending in the mid-teens.

Other

(unaudited)	Second Quarter Ended June 30			Acq. Adj.
(millions)	2018	2017	% Change	% Change

Fixed currency
Sales	$ 222.3	$ 242.2	(8)%	8%
Operating income	39.3	34.2	15%	17%
Operating income margin	17.7%	14.1%
Acq. adj. operating income margin	18.3%	16.8%

Public currency
Sales	$ 220.5	$ 236.2	(7)%
Operating income	39.1	33.6	16%

Other segment acquisition adjusted fixed currency sales increased 8% as Pest Elimination enjoyed strong growth, led by North America. Acquisition and divestiture adjusted fixed currency operating income increased 17% as pricing and sales volume gains more than offset increased field-related costs. The Equipment Care business was sold on November 1, 2017.

Corporate

The corporate segment expense includes amortization expense of $43 million in the second quarter of 2018 and $43 million in the second quarter of 2017 related to the Nalco merger intangible assets. Corporate segment operating income also includes net special charges of $12 million ($9 million after tax) primarily related to restructuring activities.

Special gains and charges for the second quarter of 2017 were a net charge of $61 million ($46 million after tax).

Efficiency Initiative

Ecolab has undertaken a comprehensive plan to leverage its recent technology and systems investments and organizational changes in order to streamline operations, improve sales growth and increase operating efficiency while delivering better customer outcomes.

Internal teams will work through the balance of this year to develop final plans for global resource and business structure improvement, to be implemented in 2019 and 2020. Our plans will leverage technology and structural improvements to simplify and automate processes and tasks, reduce complexity and management layers, consolidate facilities and focus on key long-term growth areas, thereby creating a leaner, more productive and more empowered business structure.

The efficiency initiative and other cost savings actions are expected to be completed by the end of 2020 and are expected to result in approximately $200 million of SG&A savings by 2021.

In connection with these actions, Ecolab expects to incur pre-tax charges of $170 million ($130 million after tax) over the next 3 years, beginning with $10 million of charges in the second quarter of 2018.   The charges are expected to be primarily related to team reorganizations and some facility closures.

Business Outlook

2018

Ecolab continues to expect full year 2018 adjusted diluted earnings per share in the $5.30 to $5.50 range, representing a 13% to 18% increase over 2017.

When compared with our 2017 performance, we expect improved acquisition adjusted fixed currency sales growth in all of our segments. Versus the comparable measures last year, we anticipate slightly lower adjusted gross margin as volume gains, pricing and cost efficiency actions nearly offset higher delivered product costs (which are expected to show somewhat moderating increases in the fourth quarter), with a lower SG&A ratio to sales, higher other income, and lower interest expense and a lower adjusted tax rate versus 2017 reflecting the impact of the recently enacted U.S. Tax Cuts and Jobs Act and tax planning.

We expect special charges in 2018 to be $0.30 to $0.40 per share principally related to the charges for the efficiency initiative, a previously announced $25 million funding commitment to the Ecolab Foundation, as well as integration of previously announced acquisitions.  In addition, the discrete tax item related to excess tax benefits on share-based compensation is expected to be favorable. Other than this discrete tax item and special gains and charges noted above, other such amounts are not currently quantifiable.

At current rates of exchange, we expect foreign currency translation to have an approximate $0.02 benefit to diluted earnings per share versus the previously expected $0.10 benefit.

Our detailed outlook for the full year of 2018 (which reflects adoption of the new accounting standards) is as follows:

Adjusted Gross Margin, excluding special gains and charges	41% to 42%
SG&A % of Sales	approx. 27%
Other income and expense	approx. $80 million
Interest expense, net	approx. $230 million
Adjusted tax rate	approx. 21%
Noncontrolling interest	approx. $0.05
Adjusted EPS, excluding special gains and charges	$5.30 to $5.50
Diluted shares	approx. 293 million

Reported 2017 diluted earnings per share of $5.12 included special gains and charges and discrete tax items. Excluding these items, 2017 adjusted diluted earnings per share were $4.68.

2018 — Third Quarter

Ecolab expects third quarter 2018 adjusted diluted earnings per share in the $1.49 to $1.57 range, rising 8% to 14% compared with adjusted diluted earnings per share of $1.38 a year ago.

Versus the comparable measures last year, we expect year-on-year acquisition adjusted fixed currency sales growth in all our segments. Volume gains and higher pricing are expected to more than offset significantly higher delivered product costs in the quarter  (which are expected to represent an approximate $0.15 per share year-on-year negative cost impact on third quarter earnings, or about double their impact on the second quarter results).   We expect consolidated gross margin and the SG&A ratio to sales to be similar to last year, higher other income and an improved adjusted tax rate versus 2017 resulting from the new U.S. tax law referenced above and tax planning.

We expect special charges in the third quarter of 2018 to be $0.10 to $0.15 per share principally related to the aforementioned efficiency initiative and integration of previously announced acquisitions.  In addition, the discrete tax item related to excess tax benefits on share-based compensation is expected to be favorable. Other than this discrete tax item and special gains and charges noted above, other such expected amounts are not currently quantifiable.

At current rates of exchange, we expect foreign currency to be unfavorable  $0.01 per share in the third quarter.

Our detailed outlook for the third quarter of 2018 (which reflects adoption of the new accounting standards) is as follows:

Adjusted Gross Margin, excluding special gains and charges	approx. 42%
SG&A % of Sales	approx. 26%
Other income and expense	approx. $20 million
Interest expense, net	approx. $60 million
Adjusted tax rate	approx. 21%
Noncontrolling interest	approx. $0.02
Adjusted EPS, excluding special gains and charges	$1.49 to $1.57
Diluted shares	approx. 293 million

Reported third quarter 2017 diluted earnings per share of $1.34 included special gains and charges and discrete tax items. Excluding these items, third quarter 2017 adjusted diluted earnings per share were $1.38.

About Ecolab

A trusted partner at nearly three million customer locations, Ecolab (ECL) is the global leader in water, hygiene and energy technologies and services that protect people and vital resources. With annual sales of $14 billion and 48,000 associates, Ecolab delivers comprehensive solutions, data-driven insights and on-site service to promote safe food, maintain clean environments, optimize water and energy use, and improve operational efficiencies for customers in the food, healthcare, energy, hospitality and industrial markets in more than 170 countries around the world. For more Ecolab news and information, visit www.ecolab.com.

Ecolab will host a live webcast to review the second quarter earnings announcement and earnings guidance today at 1:00 p.m. Eastern Time. The webcast, along with related materials, will be available to the public on Ecolab's website at www.ecolab.com/investor. A replay of the webcast and related materials will be available at that site. Listening to the webcast requires Internet access, the Windows Media Player or another compatible streaming media player.

Cautionary Statements Regarding Forward-Looking Information

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding our financial and business performance and prospects, including forecasted 2018 third quarter and full-year financial and business results, including sales growth, adjusted gross margin, SG&A ratios to sales, interest expense, adjusted tax rate, noncontrolling interest, adjusted diluted earnings per share and diluted shares outstanding, volume, pricing, delivered product costs, global economic environment, investments in digital technology and information technology systems, foreign currency, special gains and charges and quantifiable discrete tax items; actions and impact associated with adoption of new accounting standards and timing, amount and type of restructuring or efficiency initiative costs and savings from restructuring or efficiency initiative activities. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. In particular, the ultimate results of any restructuring or efficiency initiative, integration and business improvement actions, including cost synergies, depend on a number of factors, including the development of final plans, the impact of local regulatory requirements regarding employee terminations, the time necessary to develop and implement the restructuring or efficiency initiative and other business improvement initiatives and the level of success achieved through such actions in improving competitiveness, efficiency and effectiveness.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the "SEC") and include the vitality of the markets we serve, including the impact of oil price fluctuations on the markets served by our Global Energy segment; the impact of economic factors such as the worldwide economy, capital flows, interest rates and foreign currency risk, including reduced sales and earnings in other countries resulting from the weakening of local currencies versus the U.S. dollar; our ability to execute key business initiatives, including upgrades to our information technology systems; potential information technology infrastructure failures and cybersecurity attacks; our ability to attract and retain high caliber management talent to lead our business; exposure to global economic, political and legal risks related to our international operations including trade sanctions; our ability to develop competitive advantages through innovation and to commercialize digital solutions; the costs and effects of complying with laws and regulations, including those relating to the environment and to the manufacture, storage, distribution, sale and use of our products; difficulty in procuring raw materials or fluctuations in raw material costs; pressure on operations from consolidation of customers, vendors or competitors; the occurrence of litigation or claims, including related to the Deepwater Horizon oil spill; restraints on pricing flexibility due to contractual obligations; our ability to acquire complementary businesses and to effectively integrate such businesses; changes in tax law and unanticipated tax liabilities; potential loss of deferred tax assets or increase in deferred tax liabilities; our substantial indebtedness; public health epidemics; potential losses arising from the impairment of goodwill or other assets; potential chemical spill or release; potential class action lawsuits; the loss or insolvency of a major customer or distributor; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-GAAP Financial Information

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”). These non-GAAP financial measures include:

•	fixed currency sales
•	acquisition adjusted fixed currency sales
•	adjusted cost of sales
•	adjusted gross margin
•	fixed currency operating income
•	fixed currency operating income margin
•	adjusted operating income
•	adjusted fixed currency operating income
•	adjusted fixed currency operating income margin
•	acquisition adjusted fixed currency operating income
•	acquisition adjusted fixed currency operating income margin
•	adjusted tax rate
•	adjusted net income attributable to Ecolab
•	adjusted diluted earnings per share

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP adjusted financial measures for cost of sales, gross margin,  operating income and interest expense exclude the impact of special (gains) and charges, and our non-GAAP measures for tax rate, net income attributable to Ecolab and diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges and discrete tax items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2018. We also provide our segment results based on public currency rates for informational purposes.

Acquisition adjusted growth rates exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture. Acquisition adjusted growth rates also exclude sales to our Venezuelan deconsolidated subsidiaries from both the current period and comparable period of the prior year.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this news release. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in this news release.

We do not provide reconciliations for non-GAAP estimates on a forward-looking basis (including those contained in this report) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of various items that have not yet occurred, are out of our control and/or cannot be reasonably predicted, and that would impact reported earnings per share and the reported tax rate, the most directly comparable forward-looking GAAP financial measures to adjusted earnings per share and the adjusted tax rate. For the same reasons, we are unable to address the probable significance of the unavailable information.

###

(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENT OF INCOME

(unaudited)

	Second Quarter Ended			Six Months Ended
	June 30%			June 30%
(millions, except per share)	2018	2017	Change	2018	2017	Change

Product and equipment sales	$ 3,048.2	$ 2,847.2		$ 5,895.4	$ 5,445.0
Service and lease sales	641.4	612.8		1,265.1	1,177.4
Net sales	3,689.6	3,460.0	7%	7,160.5	6,622.4	8%
Product and equipment cost of sales	1,751.9	1,660.0		3,448.5	3,157.3
Service and lease cost of sales	404.2	385.4		789.7	739.9
Cost of sales (1)	2,156.1	2,045.4	5%	4,238.2	3,897.2	9%
Selling, general and administrative expenses	1,026.8	958.2	7%	2,035.3	1,905.4	7%
Special (gains) and charges (1)	12.1	36.8	(67)%	38.1	43.0	(11)%
Operating income	494.6	419.6	18%	848.9	776.8	9%
Other (income) expense	(19.6)	(16.8)	17%	(39.0)	(33.6)	16%
Interest expense, net	56.3	59.6	(6)%	112.7	122.1	(8)%
Income before income taxes	457.9	376.8	22%	775.2	688.3	13%
Provision for income taxes	104.3	80.5	30%	173.4	134.7	29%
Net income including noncontrolling interest	353.6	296.3	19%	601.8	553.6	9%
Net income attributable to noncontrolling interest	2.3	1.5		3.2	4.8
Net income attributable to Ecolab	$ 351.3	$ 294.8	19%	$ 598.6	$ 548.8	9%

Earnings attributable to Ecolab per common share
Basic	$ 1.22	$ 1.02	20%	$ 2.07	$ 1.89	10%
Diluted	$ 1.20	$ 1.00	20%	$ 2.04	$ 1.86	10%

Weighted-average common shares outstanding
Basic	288.8	289.8	0%	288.7	290.2	(1)%
Diluted	293.3	294.1	0%	293.0	294.6	(1)%

(1) Special (gains) and charges in the Consolidated Statement of Income above include the following:

	Second Quarter Ended			Six Months Ended
	June 30			June 30
(millions)	2018	2017		2018	2017

Cost of sales
Restructuring activities	0.4	2.2		0.4	2.2
Acquisition and integration activities	(0.5)	11.1		(0.5)	12.6
Other	-	11.1		-	11.1
Subtotal (a)	(0.1)	24.4		(0.1)	25.9

Special (gains) and charges
Restructuring activities	8.9	30.8		9.2	30.5
Acquisition and integration activities	1.8	4.6		2.3	10.9
Venezuela related gain	-	(5.3)		-	(5.3)
Other	1.4	6.7		26.6	6.9
Subtotal	12.1	36.8		38.1	43.0

Total special (gains) and charges	$12.0	$61.2		$38.0	$68.9

(a) Special (gains) and charges of ($0.1) million and $24.4 million in the second quarter of 2018 and 2017, respectively and ($0.1) million and $25.9 million for the first six months of 2018 and 2017, respectively, were recorded in product and equipment cost of sales

ECOLAB INC.

REPORTABLE SEGMENT INFORMATION

(unaudited)

	Second Quarter Ended June 30
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2018	2017	Change	2018	2017	Change
Net Sales
Global Industrial	$ 1,348.4	$ 1,267.0	6%	$ 1,327.2	$ 1,208.7	10%
Global Institutional	1,311.7	1,262.8	4%	1,296.7	1,217.7	6%
Global Energy	854.0	813.4	5%	845.2	797.4	6%
Other	222.3	242.2	(8)%	220.5	236.2	(7)%
Subtotal at fixed currency rates	3,736.4	3,585.4	4%	3,689.6	3,460.0	7%
Currency impact	(46.8)	(125.4)	*	-	-	*
Consolidated reported GAAP net sales	$ 3,689.6	$ 3,460.0	7%	$ 3,689.6	$ 3,460.0	7%

Operating Income
Global Industrial	$ 173.1	$ 176.4	(2)%	$ 170.3	$ 167.7	2%
Global Institutional	252.0	257.1	(2)%	249.8	251.4	(1)%
Global Energy	91.4	72.1	27%	90.0	69.7	29%
Other	39.3	34.2	15%	39.1	33.6	16%
Corporate	(54.9)	(104.0)	*	(54.6)	(102.8)	*
Subtotal at fixed currency rates	500.9	435.8	15%	494.6	419.6	18%
Currency impact	(6.3)	(16.2)	*	-	-	*
Consolidated reported GAAP operating income	$ 494.6	$ 419.6	18%	$ 494.6	$ 419.6	18%

	Six Months Ended June 30
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2018	2017	Change	2018	2017	Change
Net Sales
Global Industrial	$ 2,589.8	$ 2,445.3	6%	$ 2,553.2	$ 2,322.9	10%
Global Institutional	2,529.7	2,377.4	6%	2,502.9	2,292.2	9%
Global Energy	1,701.1	1,589.1	7%	1,688.1	1,555.3	9%
Other	419.7	464.0	(10)%	416.3	452.0	(8)%
Subtotal at fixed currency rates	7,240.3	6,875.8	5%	7,160.5	6,622.4	8%
Currency impact	(79.8)	(253.4)	*	-	-	*
Consolidated	$ 7,160.5	$ 6,622.4	8%	$ 7,160.5	$ 6,622.4	8%

Operating Income
Global Industrial	$ 303.0	$ 312.0	(3)%	$ 298.1	$ 293.2	2%
Global Institutional	450.7	443.9	2%	447.6	435.7	3%
Global Energy	162.3	143.0	13%	160.5	139.5	15%
Other	66.4	61.3	8%	66.1	60.6	9%
Corporate	(124.0)	(154.7)	*	(123.4)	(152.2)	*
Subtotal at fixed currency rates	858.4	805.5	7%	848.9	776.8	9%
Currency impact	(9.5)	(28.7)	*	-	-	*
Consolidated	$ 848.9	$ 776.8	9%	$ 848.9	$ 776.8	9%

* Not meaningful.

As shown in the “Fixed Currency Rates” tables above, we evaluate the performance of our international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. Amounts shown in the “Public Currency Rates” tables above reflect amounts translated at actual public average rates of exchange prevailing during the corresponding period, and are provided for informational purposes. The difference between the fixed currency exchange rates and the public currency exchange rates is reported as “Currency impact” in the “Fixed Currency Rates” tables above.

The Corporate segment includes amortization from the Nalco merger intangible assets. The Corporate segment also includes special (gains) and charges reported on the Consolidated Statement of Income.

ECOLAB INC.

CONSOLIDATED BALANCE SHEET

(unaudited)

	June 30	December 31	June 30
(millions)	2018	2017	2017
Assets
Current assets
Cash and cash equivalents	$ 54.2	$ 211.4	$ 260.7
Accounts receivable, net	2,635.4	2,571.4	2,444.2
Inventories	1,557.6	1,446.5	1,470.4
Other current assets	360.7	365.0	354.8
Total current assets	4,607.9	4,594.3	4,530.1

Property, plant and equipment, net	3,758.7	3,707.1	3,497.4
Goodwill	7,190.9	7,167.1	7,003.8
Other intangible assets, net	3,909.8	4,017.6	4,061.6
Other assets	484.3	477.4	431.1
Total assets	$ 19,951.6	$ 19,963.5	$ 19,524.0

Liabilities and Equity
Current liabilities
Short-term debt	$ 874.5	$ 564.4	$ 1,770.6
Accounts payable	1,242.1	1,177.1	1,123.6
Compensation and benefits	477.7	549.4	445.4
Income taxes	44.6	183.6	53.0
Other current liabilities	984.9	1,000.7	968.0
Total current liabilities	3,623.8	3,475.2	4,360.6

Long-term debt	6,343.1	6,758.3	5,909.3
Postretirement health care and pension benefits	981.0	1,025.5	1,040.1
Deferred income taxes	688.3	635.4	1,018.9
Other liabilities	406.9	415.3	238.2
Total liabilities	12,043.1	12,309.7	12,567.1

Equity
Common stock	355.9	354.7	354.1
Additional paid-in capital	5,545.6	5,435.7	5,375.5
Retained earnings	8,329.9	8,011.6	7,281.4
Accumulated other comprehensive loss	(1,592.7)	(1,643.4)	(1,644.5)
Treasury stock	(4,789.2)	(4,575.0)	(4,478.6)
Total Ecolab shareholders’ equity	7,849.5	7,583.6	6,887.9
Noncontrolling interest	59.0	70.2	69.0
Total equity	7,908.5	7,653.8	6,956.9
Total liabilities and equity	$ 19,951.6	$ 19,963.5	$ 19,524.0

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Second Quarter Ended		Six Months Ended
	June 30		June 30
(millions, except percent and per share)	2018	2017	2018	2017

Net sales
Reported GAAP net sales	$ 3,689.6	$ 3,460.0	$ 7,160.5	$ 6,622.4
Effect of foreign currency translation	46.8	125.4	79.8	253.4
Non-GAAP fixed currency sales	3,736.4	3,585.4	7,240.3	6,875.8
Effect of acquisitions and divestitures	(37.8)	(63.2)	(115.1)	(116.2)
Non-GAAP acquisition adjusted fixed currency sales	$ 3,698.6	$ 3,522.2	$ 7,125.2	$ 6,759.6

Cost of sales
Reported GAAP cost of sales	$ 2,156.1	$ 2,045.4	$ 4,238.2	$ 3,897.2
Special (gains) and charges	(0.1)	24.4	(0.1)	25.9
Non-GAAP cost of sales	$ 2,156.2	$ 2,021.0	$ 4,238.3	$ 3,871.3

Gross margin
Reported GAAP gross margin	41.6%	40.9%	40.8%	41.2%
Non-GAAP adjusted gross margin	41.6%	41.6%	40.8%	41.5%

Operating income
Reported GAAP operating income	$ 494.6	$ 419.6	$ 848.9	$ 776.8
Effect of foreign currency translation	6.3	16.2	9.5	28.7
Non-GAAP fixed currency operating income	500.9	435.8	858.4	805.5
Special (gains) and charges	12.0	61.2	38.0	68.9
Non-GAAP adjusted fixed currency operating income	512.9	497.0	896.4	874.4
Effect of acquisitions and divestitures	(0.7)	(1.8)	(4.4)	(6.0)
Non-GAAP acquisition adjusted fixed currency operating income	$ 512.2	$ 495.2	$ 892.0	$ 868.4

Operating income margin
Reported GAAP operating income margin	13.4%	12.1%	11.9%	11.7%
Non-GAAP adjusted fixed currency operating income margin	13.7%	13.9%	12.4%	12.7%

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Second Quarter Ended		Six Months Ended
	June 30		June 30
(millions, except percent and per share)	2018	2017	2018	2017

Net Income Attributable to Ecolab
Reported GAAP net income attributable to Ecolab	$ 351.3	$ 294.8	$ 598.6	$ 548.8
Special (gains) and charges, after tax	8.9	45.6	28.6	50.8
Discrete tax net expense (benefit)	12.1	(9.7)	12.0	(32.5)
Non-GAAP adjusted net income attributable to Ecolab	$ 372.3	$ 330.7	$ 639.2	$ 567.1

Diluted Earnings per Share Attributable to Ecolab ("EPS")
Reported GAAP diluted EPS	$ 1.20	$ 1.00	$ 2.04	$ 1.86
Special (gains) and charges, after tax	0.03	0.16	0.10	0.17
Discrete tax net expense (benefit)	0.04	(0.03)	0.04	(0.11)
Non-GAAP adjusted diluted EPS	$ 1.27	$ 1.12	$ 2.18	$ 1.92

Provision for Income Taxes
Reported GAAP tax rate	22.8%	21.4%	22.4%	19.6%
Special gains and charges	0.1	0.6	0.1	0.6
Discrete tax items	(2.6)	2.2	(1.5)	4.3
Non-GAAP adjusted tax rate	20.3%	24.2%	21.0%	24.5%

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Second Quarter Ended June 30
	2018			2017
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$ 1,348.4	($21.4)	$ 1,327.0	$ 1,267.0	($8.5)	$ 1,258.5
Global Institutional	1,311.7	(5.2)	1,306.5	1,262.8	-	1,262.8
Global Energy	854.0	-	854.0	813.4	(8.7)	804.7
Other	222.3	(11.2)	211.1	242.2	(46.0)	196.2
Subtotal at fixed currency rates	3,736.4	(37.8)	3,698.6	3,585.4	(63.2)	3,522.2
Currency impact	(46.8)			(125.4)
Consolidated reported GAAP net sales	$ 3,689.6			$ 3,460.0

Operating Income
Global Industrial	$ 173.1	($0.9)	$ 172.2	$ 176.4	($0.1)	$ 176.3
Global Institutional	252.0	0.2	252.2	257.1	-	257.1
Global Energy	91.4	0.8	92.2	72.1	(0.4)	71.7
Other	39.3	(0.8)	38.5	34.2	(1.3)	32.9
Corporate	(42.9)	-	(42.9)	(42.8)	-	(42.8)
Adjusted at fixed currency rates	512.9	(0.7)	512.2	497.0	(1.8)	495.2
Special (gains) and charges	12.0			61.2
Reported OI at fixed currency rates	500.9			435.8
Currency impact	(6.3)			(16.2)
Consolidated reported GAAP operating income	$ 494.6			$ 419.6

	Six Months Ended June 30
	2018			2017
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$ 2,589.8	($45.3)	$ 2,544.5	$ 2,445.3	($10.1)	$ 2,435.2
Global Institutional	2,529.7	(50.2)	2,479.5	2,377.4	(0.1)	2,377.3
Global Energy	1,701.1	(0.3)	1,700.8	1,589.1	(13.9)	1575.2
Other	419.7	(19.3)	400.4	464.0	(92.1)	371.9
Subtotal at fixed currency rates	7,240.3	(115.1)	7,125.2	6,875.8	(116.2)	6,759.6
Currency impact	(79.8)			(253.4)
Consolidated reported GAAP net sales	$ 7,160.5			$ 6,622.4

Operating Income
Global Industrial	$ 303.0	($1.8)	$ 301.2	$ 312.0	($0.4)	$ 311.6
Global Institutional	450.7	(3.4)	447.3	443.9	0.1	444.0
Global Energy	162.3	1.5	163.8	143.0	(1.1)	141.9
Other	66.4	(0.7)	65.7	61.3	(4.6)	56.7
Corporate	(86.0)	-	(86.0)	(85.8)	-	(85.8)
Adjusted at fixed currency rates	896.4	(4.4)	892.0	874.4	(6.0)	868.4
Special (gains) and charges	38.0			68.9
Reported OI at fixed currency rates	858.4			805.5
Currency impact	(9.5)			(28.7)
Consolidated reported GAAP operating income	$ 848.9			$ 776.8

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share, as reported, to the non-GAAP measure of adjusted diluted earnings per share.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2017	2017	2017	2017	2017	2017	2017
Diluted earnings per share, as reported (U.S. GAAP)	$ 0.86	$ 1.00	$ 1.86	$ 1.34	$ 3.20	$ 1.92	$ 5.12
Adjustments:
Special (gains) and charges (1)	0.02	0.16	0.17	0.01	0.18	0.01	0.19
Discrete tax expense (benefits) (2)	(0.08)	(0.03)	(0.11)	0.03	(0.08)	0.54	(0.63)
Adjusted diluted earnings per share (Non-GAAP)	$ 0.80	$ 1.12	$ 1.92	$ 1.38	$ 3.30	$ 1.38	$ 4.68

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2018	2018	2018	2018	2018	2018	2018
Diluted earnings per share, as reported (U.S. GAAP)	$ 0.84	$ 1.20	$ 2.04
Adjustments:
Special (gains) and charges (3)	0.07	0.03	0.10
Discrete tax expense (benefits) (4)	0.00	0.04	0.04
Adjusted diluted earnings per share (Non-GAAP)	$ 0.91	$ 1.27	$ 2.18

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2017 included acquisition and integration costs of $5.3 million, $10.0 million, $1.4 million, and $1.8 million, net of tax, in the first, second, third and fourth quarters, respectively. Special (gains) and charges for 2017 also included restructuring gains of $0.2 million, and charges of $24.5 million, $1.7 million and $6.4 million, net of tax, in the first, second, third and fourth quarters, respectively. Special (gains) and charges for 2017 also included a gain of $3.3 million, $2.0 million and $1.9 million, net of tax, during the second, third and fourth quarters, respectively, related to the recovery of previously written off Venezuelan intercompany receivables. Special (gains) and charges for 2017 also included charges of $14.4 million, net of tax, related to a Global Energy vendor contract termination and litigation charges in the second quarter, litigation charges of $1.4 million, net of tax, in the third quarter, and $3.1 million, net of tax, primarily related to impairment of plant assets, litigation charges and settlement in the fourth quarter. The fourth quarter 2017 special (gains) and charges also included a gain on sale of Equipment Care of $12.4 million, net of tax, and the charges on exchanged and extinguished debt of $13.6 million, net of tax, which were partially offset by tax benefits on the repatriation of cash to the U.S. of $7.8 million, net of tax.

(2) Discrete tax expense (benefits) were primarily driven by $16.0 million, $10.8 million, $2.4 million and $10.4 million of tax benefits associated with stock compensation excess tax benefits in the first, second, third and fourth quarters, respectively.  The remaining $6.8 million discrete tax benefits in the first quarter were driven primarily by the release of reserves for uncertain tax positions due to the expiration of statute of limitations in non-U.S. jurisdictions.   The second quarter 2017 discrete tax expense of $1.1 million was driven primarily by the release of reserves for uncertain tax positions due to the expiration of statute of limitations in non-U.S. jurisdictions. The third quarter 2017 discrete tax expense of $10.7M was driven primarily by recognizing adjustments from filing our 2016 U.S. federal income tax return. The fourth quarter discrete tax benefits were driven primarily by $319.0 million benefit for repricing of U.S. deferred tax positions to the U.S. tax reform rate along with the stock compensation excess tax benefits, partially offset by $160.1 million expense for the U.S. tax reform one time repatriation tax on foreign earnings.

(3) Special (gains) and charges for 2018 primarily includes a commitment to the Ecolab Foundation in first quarter of $18.9 million, net of tax. Special (gains) and charges also include restructuring activities of $0.3 million and $7.0 million, net of tax, in the first and second quarter, respectively,  acquisition and integration costs of $0.3 million and $0.9 million, net of tax, in the first and second quarters, respectively, and litigation and other charges of $0.3 million and $1.0 million, net of tax, in the first and second quarters, respectively.

(4) Discrete tax expense (benefits) were primarily driven by $6.8 million and $6.0 million of tax benefits associated with stock compensation excess tax benefits in the first and second quarters, respectively, adjustments to the estimate for the U.S. tax reform one time repatriation tax expense of $11.3 million and $18.2 million in the first and second quarters, respectively, and $4.6 million and $0.1M of other tax benefits in the first and second quarters, respectively.